Astea Reports Full Year 2013 and Fourth Quarter Results

Significant Progress Being Achieved with New Cloud-Based Solution

HORSHAM, Pa., March 31, 2014 /PRNewswire/ -- Astea International Inc. (NASDAQ: ATEA), a global provider of service management and mobile workforce solutions, today released its fourth quarter and year-end financial results for fiscal 2013.

For the quarter ended December 31, 2013, Astea reported revenues of $5.0 million compared to revenues of $6.5 million for the same period in 2012. Net loss to shareholders for the quarter was ($1.0 million) or ($0.28) per share, compared to net income available to shareholders of $0.6 million or $0.16 per share for the same period in 2012. Software license revenues were $0.6 million in the fourth quarter of 2013 compared to $1.8 million in the same period in 2012. Service and maintenance revenues were $4.4 million compared to $4.7 million for the same period in 2012, which reflects the deferred subscription-based implementation revenues in 2013 that may not be recognized until customers go live.

For the 2013 fiscal year, the Company reported revenues of $20.3 million compared to revenues of $26.4 million for the same period in 2012. The net loss available to shareholders was ($3.3 million) or ($0.92) per share in 2013, compared to a net loss to shareholders of ($0.5 million) or ($0.15) per share for the same period in 2012. Software license revenues in fiscal 2013 were $2.8 million compared to $4.8 million in 2012. Service and maintenance revenues were $17.5 million compared to $21.6 million for the same period in 2012.

"We are pleased with the enthusiastic reception our new cloud-based offering is receiving in the market," stated Zack Bergreen, CEO of Astea International. "Over the past year, an increasing proportion of our new customer engagements have been for cloud-based solutions. From a strategic perspective, to succeed in the service lifecycle management market, the industry must respond to customer demand for a comprehensive range of hosted and on-premise solutions that align with customer business and IT strategies. For Astea, the success of our cloud-based solution means we are now uniquely qualified to offer a broad range of solutions that meet the mission-critical service transformation challenges and requirements of global organizations. Our differentiated solution suite, domain expertise, and ongoing commitment to innovation will enable us to extend the competitive advantages built-up over the years, while driving our future market success."

For the year, software license revenue reflects the shift towards more cloud-based implementations, where, in contrast to the upfront revenue recognized at the time of the sale of a traditional on-premise solution, all revenue, for both SaaS usage and associated services is recognized ratably over the life of the contract commencing at the time the implementation is complete. At the same time, the company must absorb all costs incurred during the implementation period. Consequently, while new cloud-based implementations have the same initial economic value as an on-premise implementation, cloud-based revenue is significantly less than comparable on-premise revenue for over a year. However, over the long-term, cloud-based engagements build greater value in the business as they continually add new layers of more predictable recurring revenues.

Mr. Bergreen continued, "During the year we added a number of large enterprise customers, from every part of the world, demonstrating expansion in our geographic footprint, the breadth of our product and reinforcing the strength of our professional services organization. In addition, our professional services backlog is very healthy and we are actively deploying resources throughout the world as many of our implementations are global in nature. We are strongly positioned to capitalize on our growing pipeline, and we remain confident about the large market opportunity that lies in front of us and the leading role that we play. We will maintain our laser-focus on expanding and strengthening our global partner ecosystem, which we believe will be a contributor to ongoing revenue growth."

Conference Call Information
Astea will host a conference call that will be broadcast live over the Internet on Monday, March 31, 2014 at 4:30pm ET to discuss the Company's fourth quarter and full year 2013 financial results. Investors may access the call from the Company's Web site at http://www.astea.com/about_investors.asp. To listen to the live call via the telephone, please call 1-800-894-5910. For calls from outside North America, please dial 1-785-424-1052. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2014 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

CONTACT: Rick Etskovitz, Chief Financial Officer, Astea International Inc., 215-682-2500, retskovitz@astea.com